                                                                      EXHIBIT 12

                                MASCO CORPORATION
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                             (DOLLARS IN MILLIONS)
                                          ----------------------------------------------------------
                                           THREE
                                           MONTHS
                                           ENDED
                                          MARCH 31,              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------
                                            2005       2004      2003      2002      2001      2000
                                          --------    ------    ------    ------    ------    ------
EARNINGS BEFORE INCOME TAXES,
  PREFERRED STOCK DIVIDENDS
  AND FIXED CHARGES:

  Income from continuing operations
    before income taxes, minority
    interest and cumulative effect
    of accounting change, net              $  321     $1,518    $1,280    $  966    $  278    $  824

  Deduct equity in undistributed
    (earnings) of fifty-percent-or-
    less-owned companies                       --         (1)       --       (10)       (1)      (10)

  Add interest on indebtedness, net            58        216       253       228       230       190

  Add amortization of debt expense              2          6        12        13        10         2

  Add estimated interest factor for
    rentals                                    10         35        32        24        21        17
                                           ------     ------    ------    ------    ------    ------

  Earnings before income
  taxes, minority interest, cumulative
  effect of accounting change, net,
  fixed charges and preferred
    stock dividends                        $  391     $1,774    $1,577    $1,221    $  538    $1,023
                                           ======     ======    ======    ======    ======    ======

FIXED CHARGES:
  Interest on indebtedness                 $   58     $  214    $  253    $  226    $  236    $  198

  Amortization of debt expense                  2          6        12        13        10         2

  Estimated interest factor for
    rentals                                    10         35        32        24        21        17
                                           ------     ------    ------    ------    ------    ------

  Total fixed charges                      $   70     $  255    $  297    $  263    $  267    $  217
                                           ======     ======    ======    ======    ======    ======

PREFERRED STOCK DIVIDENDS(A)               $   --     $    8    $   16    $   14    $    7    $   --
                                           ------     ------    ------    ------    ------    ------

  Combined fixed charges and
    preferred stock dividends              $   70     $  263    $  313    $  277    $  274    $  217
                                           ======     ======    ======    ======    ======    ======

Ratio of earnings to fixed charges            5.6        7.0       5.3       4.6       2.0       4.7
                                           ======     ======    ======    ======    ======    ======
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(B)(C)                             5.6        6.7       5.0       4.4       2.0       4.7
                                           ======     ======    ======    ======    ======    ======

(A) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(B) Excluding the 2005 pre-tax income of $2 million related to the Behr litigation accrual, the 2004 pre-tax income of $21 million related to the Behr litigation accrual, the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net, of $147 million, the 2001 non-cash, pre-tax charge of $530 million and the 2000 non-cash, pre-tax charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 5.6, 7.3, 5.0, 4.9, 3.9 and 5.4 for the first quarter of 2005, and the years 2004, 2003, 2002, 2001 and 2000, respectively.

(C) Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.

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